EXHIBIT 99.1


                                  PRESS RELEASE


     99(cent) ONLY STORES HAS DECLARED A 3-FOR-2 STOCK SPLIT, PAYABLE MARCH 20, 2001 TO SHAREHOLDERS OF RECORD AS OF MARCH 14, 2001.


     CITY OF COMMERCE, CA (FEBRUARY 28, 2001) -- 99(cent) Only Stores (NYSE:NDN) announced today that its board of directors declared a three-for-two stock split on its common stock, payable on March 20, 2001 to shareholders of record on March 14, 2001.

     Prior to this dividend the Company had approximately 34,277,449 shares of common stock outstanding. The three-for-two stock split increases the number of shares currently outstanding to approximately 51,416,173. If shareholders are contemplating a sale, they should consult their broker as to the effect of the split shares and the resulting price. Fractional shares will be paid based on the closing price on the shareholder of record date adjusted for the effect of the split.

     We are pleased to announce this stock split as part of our continuing efforts to broaden our stock's marketability and liquidity.

     99(cent)Only Stores(R), the nation's oldest existing one-price retailer, operates 101 retail stores in Southern and Central California and Nevada and a wholesale division called Bargain Wholesale. 99(cent) Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in its clean attractively merchandised stores.

     The Company will open its 102nd 99(cent)Only Stores tomorrow March 1st in Victorville, San Bernardino, California.



Note to Editors: 99(cent)Only Stores(R)news releases and information available on the World Wide Web at WWW.99ONLY.COM;

CONTACT: 99(cent)Only Stores(R), City of Commerce, California Andy Farina, CFO, 323/881-9933 --99(cent)--